UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 8, 2012

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	000-23017	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Penn Center 1628 JFK Blvd., Suite 300 Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Company’s telephone number, including area code: (215) 717-4100

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 8, 2012, the Company and Platinum-Montaur Life Sciences, LLC, a Delaware limited liability company (“Montaur”), signed a letter agreement (the “Agreement”) pursuant to which Montaur agreed to make a non-revolving draw credit facility (the “Credit Facility”) available to the Company in an initial aggregate principal amount of $5,000,000 (the “Maximum Draw Amount”).  The term of the Credit Facility will be five years from the date of closing (the “Maturity Date”).

The Agreement provides that the Company may make an aggregate principal amount of draws which do not exceed the Maximum Draw Amount. The Company may not re-borrow the amount of any repaid draw.  The Maximum Draw Amount available under the Credit Facility may increase in $3,000,000 increments, for a Maximum Draw Amount of no more than $20,000,000, upon the Company’s achievement of certain clinical and regulatory milestones.

The principal balance of each draw will bear interest from the applicable draw date at a rate of 10% per annum, compounded monthly.  The Company is required to make interest payments on the principal amount due in connection with each draw on the first business day of each month until the Maturity Date.  The Company is also required to make a mandatory prepayment on each interest payment date, an amount equal to one-third its total revenue for the then prior fiscal quarter.  The Company is not, however, required to make such interest payment or mandatory prepayment if doing so would reduce the Company’s cash and cash equivalents to less than $5,000,000.  Any amounts not previously paid in full will be due and payable on the Maturity Date.  The Company will have the right to permanently prepay any draw, in whole or in part, prior to the Maturity Date.

On closing of the Credit Facility, the Company will issue Montaur a warrant to purchase 4,000,000 shares of its common stock, $0.01 par value (the “Common Stock”), with an exercise price of $2.00 per share and a term of five years.  In addition, for each $1,000,000 of funds borrowed pursuant to the Credit Facility, the Company will issue Montaur a warrant to purchase 1,000,000 shares of Common Stock, with a term of five years and an exercise price equal to 150% of the market price of the Common Stock at the time of the draw, but in no event less than $2.00 or more than $4.00 per share. The exercise price of the warrants shall be subject to a full ratchet adjustment in the event of a Dilutive Issuance (as defined below).

Montaur will have no obligation to fund any draw upon the issuance by the Company of Common Stock and/or securities convertible into, exchangeable for, or exercisable for Common Stock at a price of less than $4.00 per share (a “Dilutive Issuance”), other than issuances of Common Stock, options to acquire Common Stock or similar equity incentive grants and awards to the Company’s employees, directors and consultants pursuant to equity incentive plans approved by the shareholders of the Company.

The Credit Facility shall initially be secured by a pledge of the Pledged Revenue (as defined in the Agreement) of the Company and its subsidiaries.  Upon the earlier of the Maturity Date of the Credit Facility or an event of default, the Credit Facility shall be secured by substantially all assets of the Company and its subsidiaries, which security interest shall not be effective until such event of default or maturity.

The description of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 and is incorporated herein by reference. On August 9, 2012, the Company issued a press release announcing the Agreement.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 2.02  Results of Operations and Financial Condition

On August 10, 2012, the Company issued a press release announcing its financial results for the quarter ended June 30, 2012.  A copy of the press release is attached as Exhibit 99.2 to this report.  This information is not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and is not incorporated by reference into any Securities Exchange Act registration statements.

Item 9.01  Financial Statements and Exhibits

The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed with or incorporated by reference in this report.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: August 14, 2012	By: /s/ Patrick T. Mooney
Patrick T. Mooney
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.                   Description

10.1	Letter agreement between the Company and Platinum-Montaur Life Sciences, LLC dated August 8, 2012.

99.1                                Press release issued by the Company on August 9, 2012.

99.2                                Press release issued by the Company on August 10, 2012.